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                                                                       EXHIBIT 7
                                                                         5/13/96




                       3(a)(3) COMMERCIAL PAPER AGREEMENT

     This will confirm our arrangement whereby CS First Boston Corporation ("CS First Boston") will act as dealer in sales of commercial paper of MetLife Funding, Inc., a Delaware corporation (the "Company"). In that connection, CS First Boston may purchase such commercial paper from the Company as principal.

     It is understood that the commercial paper will have a maturity at the time of issuance not to exceed nine months (exclusive of days of grace) and be denominated in notes (either in separate physical form or in global form ("book-entry notes") held through the facilities of The Depository Trust Company ("DTC")) not less than $100,000 each. Book-entry Notes will be represented by master notes registered in the name of a nominee of DTC and recorded in the book-entry system maintained by DTC. CS First Boston understands that, in connection with any issuance and sale of commercial paper by the Company, the Company has obtained the prior advice of its counsel that all action required by any regulatory body or bodies has been duly taken.

     The Company has authorized the use of a Commercial Paper Memorandum ("Memorandum") prepared by CS First Boston on the basis of information furnished by the Company. Such Memorandum may be used in connection with the sale of the Company's commercial paper until the Company advises CS First Boston that an updated or revised Memorandum in a form approved by the Company should be substituted. The Company will promptly advise CS First Boston of any change in its ratings, its financial condition or the results of its operations which may make such updating or revision advisable, in which case the Company will cooperate in preparing such updated or revised Memorandum. CS First Boston is not authorized to and will not provide or distribute any other information concerning the Company without the Company's approval.

     Each acceptance by the Company of an offer to purchase commercial paper notes pursuant to this Letter Agreement shall be deemed to constitute a representation and warranty to CS First Boston that (a) such notes, when issued, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, and (b) the Notes will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), by reason of Section 3(a)(3) thereof. The representations, warranties and understandings set forth in this paragraph and in the second paragraph of this Agreement shall survive any termination of this Agreement.

     The Company has received an opinion of Debevoise & Plimpton to the effect that the commercial paper will be exempt from the registration requirements of the Act by reason of Section 3(a)(3) thereunder.

     The Company agrees to furnish promptly to CS First Boston (mailed directly to the attention of Robert Ker), copies of all publicly distributed documents that CS First Boston may reasonably request.

     The information described above shall be in addition to information provided to other individuals at CS First Boston or its affiliates. The Company also agrees to provide such other information as CS First Boston's Short-Term Finance Department may reasonably request.

     The Company will notify CS First Boston promptly, to the attention of its Short-Term Finance Department, of any change in any of its debt ratings, any change in the aggregate size of its commercial paper program and any other development in its affairs or in the industry or industries in



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which it is engaged which has or may be expected to have a material impact on the results of its operations, its financial condition or the marketability of its commercial paper.

     This Agreement shall be governed by and construed in accordance with the law of the State of New York.

     All communications and notices pursuant to this Agreement shall be in writing or confirmed in writing and shall be addressed (i) if to the Company, to MetLife Funding, Inc., One Madison Avenue New York, New York 10010, Attention:
Treasurer, or at such other address as may from time to time be designated by notice by the Company in writing; and (ii) if to CS First Boston, to CS First Boston at Park Avenue Plaza, New York, New York 10055, Attention: Short-Term Finance Department, or at such other address as many from time to time be designated by notice by CS First Boston in writing.

     This Agreement may be terminated by the Company or by CS First Boston upon one business day's written notice to the other party hereto; provided, however, that any such termination shall not affect any provisions that this Agreement provides shall survive any termination and such provisions shall continue in effect following any such termination.


                                   METLIFE FUNDING, INC.


                                   By /s/ Illegible
                                     --------------------------------

                                   Title   Treasurer
                                        -----------------------------

                                   Date       5/16/96
                                       ------------------------------



                                   CS FIRST BOSTON CORPORATION


                                   By /s/ Illegible
                                     --------------------------------

                                   Title   Director
                                        -----------------------------

                                   Date    May 13,1996
                                       ------------------------------